SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 11, 2012

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis Street, Suite 1425 Houston, Texas 77002
(Address of Principal Executive Offices)(Zip Code)

713-222-6966
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Agreements

On June 11, 2012, Houston American Energy Corp.’s (the “Company”) board of directors approved the entry into Change in Control Agreements (the “Change in Control Agreements”) with the Company’s President and Chief Executive Officer, John Terwilliger, Chief Financial Officer, James J. Jacobs, and Senior Vice President – Exploration, Kenneth Jeffers.

Pursuant to the Change in Control Agreements, if the Company undergoes a change in control and a covered officer is terminated without cause or resigns for good reason within 90 days prior to or within 12 months following a change in control, the subject officer is entitled to (i) a lump sum cash severance payment equal to 250% of his average annual cash compensation (including salary and bonuses) during the three years ending on the termination date, and (ii) acceleration of vesting of all unvested time-based stock options.

Stock Option Grants

On June 11, 2012, the Company granted stock options to each of its principal officers to purchase the following number of shares of common stock:  John Terwilliger – 600,000 shares; James J. Jacobs – 300,000 shares; and Kenneth Jeffers – 300,000 shares.  Each of the options vest on the date of grant and is exercisable for a term of 10 years at an exercise price of $1.65 per share (the closing price of the Company’s common stock on the date of grant); provided, however, that 385,500 of the options granted to Mr. Terwilliger and 192,750 of the options granted to each of Messrs. Jacobs and Jeffers shall not be exercisable, in part or in whole, until such time as the Company’s shareholders shall have approved an amendment to the Company’s 2008 Equity Incentive Plan increasing the shares reserved for issuance under the Plan to an amount sufficient to permit issuance of such shares.

Salary Adjustments and Cash Bonuses

On June 11, 2012, the Company’s Compensation Committee (the “Committee”) approved increases in base salary, effective July 1, 2012, for each of the Company’s executive officers, as follows:  John Terwilliger – 5%, to $382,016; Kenneth Jeffers – 5%, to $264,600; and James J. Jacobs – 15%, to 219,161.

On June 11, 2012, the Committee approved cash bonuses for each of the Company’s executive officers in an amount equal to 50% of their 2011 base salaries, as follows: John Terwilliger - $181,912; Kenneth Jeffers - $126,000; and James J. Jacobs - $95,287.

Director Compensation

On June 11, 2012, the Company amended its cash compensation arrangements for non-employee directors, effective June 30, 2012, to increase all amounts payable thereunder by 50% to: annual retainer of $9,000, payable in quarterly installments of $2,250; annual retainer for service on each committee of $3,000, payable in quarterly installments of $750; annual retainer for service as chairman of the audit committee of $3,750, payable in quarterly installments of $937.50; and annual retainer for service as chairman of the compensation committee of $2,250, payable in quarterly installments of $562.50.

On June 11, 2012, the Company granted stock options to purchase 25,000 shares of common stock, consistent with the Company’s existing director compensation program, to each of its non-employee directors, being John Boylan, Stephen Hartzell and O. Lee Tawes III.  On June 11, 2012, the Company also made one-time extraordinary grants of stock options to purchase 75,000 shares of common stock to each of its non-employee directors. Each of the options vest 20% on the grant date and 80% nine months from the grant date and is exercisable for a term of 10 years at an exercise price of $1.65 per share; provided, however, that 48,175 of the options granted to each of the directors shall not be exercisable, in part or in whole, until such time as the Company’s shareholders shall have approved an amendment to the Company’s 2008 Equity Incentive Plan increasing the shares reserved for issuance under the Plan to an amount sufficient to permit issuance of such shares.

Item 5.07	Submission of Matters to a Vote of Security Holders

On June 11, 2012, the Company held its Annual Meeting of shareholders.  Two proposals were voted on at the meeting: (1) the election of John P. Boylan as a Class B director to serve until the Company 2015 Annual Meeting of shareholders, and (2) ratification of the selection of GBH CPAs, PC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  Each of the proposals submitted to the shareholders was approved by the requisite vote and the vote with respect to each of the proposals was as follows:

Proposal 1:	To elect one Class B director to serve for the term of three years and until his successor is duly elected and has qualified.

Nominee	Votes For	Votes Withheld	Abstentions

John Boylan	14,625,704	0	341,858

Proposal 2:	To ratify the selection of GBH CPAs, PC as the independent registered public accounting firm for the fiscal year ending December 31, 2012.

Votes For	Votes Against	Abstentions

20,650,487	165,101	42,676

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Change in Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: June 14, 2012	By:	/s/ James J. Jacobs
James J. Jacobs,
Chief Financial Officer